EXHIBIT 16.1

October 20, 2008

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We have read the statements made by Blacksands Petroleum, Inc. pursuant to Item 4.01 of Form 8-K filed with the Commission on October 17, 2008, as part of the Company’s Form 8-K report dated September 17, 2008. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ Sherb & Co., LLP

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Sherb & Co., LLP